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                                                                     Exhibit 4.3

                             AGREEMENT FOR SERVICES

         (PURSUANT TO BOOK 7, TITLE 7, SECTION 1 OF THE DUTCH CIVIL CODE
                          (OVEREENKOMST VAN OPDRACHT))

THE UNDERSIGNED:

1. The public limited company BE SEMICONDUCTOR INDUSTRIES N.V. (hereinafter to be called: "the Client"), having its registered office and principal place of business in Drunen, for this matter represented by the Chairman of the Supervisory Board,

and

2. Mr. H. WUNDERL (hereinafter to be called: "the Provider of Services"), living in Richterswil, Switzerland.

TAKING INTO CONSIDERATION THAT:

         - On 27 October 2003, the Provider of Services entered into the employment of Besi USA Inc. in the function of Managing Director Besi Die Handling;

         -        Besi USA Inc. forms a part of Besi N.V.;

         - The Supervisory Board of Besi N.V. has decided to appoint the Provider of Services as Managing Director (under the articles of association) of the company with effect of 1 April 2004, such in the position of Member of the Board of Management of Besi N.V.

HAVE AGREED AS FOLLOWS:

ARTICLE 1. THE SERVICES

1.1. With effect of 1 March 2004, the Provider of Services shall perform activities for the Client consisting of the exercising of the function of Member of the Board of Management of Besi N.V. on the nomination of the Client (the "services"), such on the resolutory condition that on the aforementioned commencement date the Provider of


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                                                                     Exhibit 4.3

         Services effectively fulfills the function of Managing Director Besi Handling with Besi USA Inc.

1.2. The Provider of Services is charged with and responsible for all activities assigned to him by law and the articles of association with regard to his functioning as Member of the Board of Management, and furthermore the Provider of Services is obliged to comply with the instructions of the Client, the General Meeting of Shareholders or, as the case may be, the Supervisory Board.

1.3. Furthermore, the Provider of Services shall carry out activities reasonably to be assigned to him by the Client on behalf of the companies affiliated with Besi N.V.

1.4. In principle, the Provider of Services shall perform his activities from Besi USA Inc.

ARTICLE 2. PERFORMANCE OF THE SERVICES

2.1. With due observance of the instructions given, the Provider of Services shall perform the services within the framework of the approved business plans of the company.

2.2. The Provider of Services shall continually keep the Client informed of his activities in relation with the performance of the services and immediately advise the Client of any developments that may be of interest to it. From time to time he shall be accountable for the manner in which he has performed the services, or parts thereof, to the Client.

ARTICLE 3. REMUNERATION

3.1. Unless explicitly agreed otherwise, the remuneration for the services shall be considered to consist of the remuneration for the fulfillment of the function of Managing Director Besi Die Handling, as laid down in the employment agreement with Besi USA Inc.

3.2. Reasonably made travel- and other expenses incurred by the Provider of Services in the framework of the activities referred to in articles
         1.2. and 1.3., shall be reimbursed by the Client on a reimbursement basis.

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                                                                     Exhibit 4.3

ARTICLE 4.  NOTICE OF TERMINATION AND END OF AGREEMENT

4.1. In principle, this agreement is entered into for the period that the Provider of Services fulfills the function of Managing Director Besi Die Handling with Besi USA Inc.

4.2. The agreement may at any time be terminated in between by both the Client en the Provider of Services under due observance of a notification period of three months, without one party being obliged to pay any compensation in connection with the termination to the other party.

ARTICLE 5. SECRECY ETC.

The stipulations laid down in paragraphs 6 and 7 of the employment agreement concluded between the Provider of Services and Besi USA Inc. shall be equally applicable to this agreement.

ARTICLE 6. FINAL STIPULATIONS

6.1. The foregoing forms the full representation of all agreements made between the parties and shall supersede all prior agreements and promises made between the Managing Director and Besi N.V. and/or the companies affiliated with Besi N.V.

6.2. This agreement and all disputes arising there from or connected therewith shall be governed by Dutch law.

Thus agreed, adopted and signed in twofold in Drunen, on .. October 2003.

Besi N.V.                                     The Provider of Services
[signature]                                   [signature]

Mr. W.D. Maris                                Mr. H. Wunderl

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